Exhibit 99.1

PRESS RELEASE

ERA GROUP INC. REPORTS
FOURTH QUARTER AND FULL YEAR 2014 RESULTS

Houston, Texas
March 10, 2015
FOR IMMEDIATE RELEASE — Era Group Inc. (NYSE: ERA) today reported net income for its fourth quarter ended December 31, 2014 of $3.2 million, or $0.16 per diluted share, on operating revenues of $74.7 million compared to net income of $1.8 million, or $0.09 per diluted share, on operating revenues of $76.0 million in the prior year quarter. The Company also reported net income for its fiscal year ended December 31, 2014 of $17.1 million, or $0.84 per diluted share, on operating revenues of $331.2 million compared to net income of $18.7 million, or $0.88 per diluted share, on operating revenues of $299.0 million in the prior fiscal year.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $18.6 million in the current quarter compared to $20.0 million in the prior year quarter. There were no significant gains on equipment dispositions in the current quarter compared to gains on asset dispositions of $0.5 million in the prior year quarter. EBITDA in the current quarter included $1.9 million of foreign currency losses compared to foreign currency gains of $0.2 million in the prior year quarter.
Fiscal year 2014 EBITDA was $85.9 million compared to EBITDA of $93.1 million in the prior fiscal year. EBITDA adjusted to exclude gains on asset dispositions and special items was $84.7 million in the current year compared to $77.0 million in the prior year. The Company sold helicopters and related equipment for gains of $6.1 million in the current year compared to gains of $18.3 million in the prior year. Special items in the current year consisted of $2.5 million in severance-related expenses for the Company’s former Chief Executive Officer and a $2.5 million impairment charge related to a probable loss of a note receivable. Special items in the prior year consisted of a $2.0 million charge related to the early termination of operating leases on certain helicopters configured for air medical services and $0.2 million of management fees charged prior to the Spin-off from SEACOR Holdings Inc.
“Era achieved record financial results in fiscal year 2014 as revenues and Adjusted EBITDA excluding gains on asset sales increased by 11% and 10%, respectively, over the prior fiscal year,” said Chris Bradshaw, Chief Executive Officer of Era Group. “However, fourth quarter results were weaker than the normal seasonal pattern primarily due to lower utilization of helicopters in our oil and gas line of service, as anticipated in our third quarter earnings announcement.”
“In response to the significant decline in oil prices, oil and gas companies have announced substantial reductions in their spending plans for 2015, and many of them are seeking cost reductions from their service providers. The strength of our business model and balance sheet put us in a good position to weather market downturns of this nature. We are focused on maximizing the utilization of our helicopter fleet through new contract awards and fleet management initiatives.”
“We also remain focused on realizing operational efficiencies in our business. We announced a management realignment and reduction in force during the fourth quarter which streamlined our organization and significantly reduced our personnel expenses. In addition, we plan to extract efficiencies from other areas of our cost structure during 2015.”

Fourth Quarter Results
Operating revenues were $1.3 million lower in the current quarter primarily due to the conclusion of contracts subsequent to the prior year quarter in our international oil and gas and air medical service lines. These decreases were partially offset by increased revenues from search and rescue activities due to higher rates and increased dry-leasing revenues due to improved cash collections from a customer in India and the related change to accrual basis accounting for recognizing revenue from that customer.
Operating expenses were $0.6 million higher in the current quarter primarily due to increased repairs and maintenance expense related to increased flight hours for our EC225 heavy helicopters.
Administrative and general expenses were $0.9 million lower in the current quarter primarily due to the recovery of a previously reserved account receivable from a customer in bankruptcy.
Depreciation expense was $0.7 million higher in the current quarter primarily due to depreciation on new helicopters placed into service.
Interest expense was $0.8 million lower in the current quarter primarily due to increased capitalized interest related to deposits on helicopter orders and a base expansion project.
Derivative gains of $0.8 million in the current quarter were primarily due to a reduction in the amount of unsettled forward currency contracts.
Foreign currency losses of $1.9 million in the current quarter were primarily due to the strengthening of the U.S. dollar resulting in losses on the translation of euro-denominated cash balances and realized losses on forward currency contracts.
Income tax expense was $2.9 million lower in the current quarter primarily due to lower pre-tax income and adjustments related to the state apportionment rates.
Equity earnings were $0.4 million in the current quarter compared to losses of $0.9 million in the prior year quarter. The increase in earnings was due to higher income from our Dart Holding Company Ltd. joint venture.
Sequential Quarter Results
Net income for the current quarter was $1.1 million lower than in the third quarter of 2014. EBITDA was $3.8 million lower in the current quarter compared to the preceding quarter. EBITDA adjusted to exclude gains on asset dispositions and special items was $18.6 million in the current quarter compared to $24.8 million in the preceding quarter. Special items in the third quarter consisted of $2.5 million in severance-related expenses for the Company’s former Chief Executive Officer.
Operating revenues in the current quarter were $15.8 million lower compared to the preceding quarter primarily due to lower utilization of helicopters in our oil and gas line of service and the end of seasonal activities in Alaska. Operating expenses were $8.5 million lower primarily due to reduced repairs and maintenance and fuel expenses resulting from decreased activity and lower fuel prices, as well as reduced personnel expenses resulting from the reduction in headcount during the fourth quarter. Administrative and general expenses were $3.3 million lower due to the absence of severance-related expenses for the former CEO noted above and the recovery of a previously reserved account receivable from a customer in bankruptcy.
Full Year Results
Operating revenues were $32.3 million higher in the current year primarily due to our EC225 heavy helicopters operating for the full year in 2014 compared to a partial year in 2013 and an increase in charter activity at higher rates for our medium helicopters operating in the U.S. Gulf of Mexico. These increases were partially offset by lower revenues from oil and gas activities in Alaska primarily due to a smaller fleet count and reduced utilization.

Operating expenses were $17.8 million higher in the current year primarily due to increased repairs and maintenance and fuel expenses related to the resumption of our EC225 helicopter operations, increased personnel expenses related to pay scale and benefit adjustments and increased rebillable expenses, freight expenses and parts cost of sales. These increases were partially offset by decreases in leased-in equipment expenses due to a one-time charge in the prior year related to operating leases on certain helicopters configured for air medical services and reduced insurance and loss reserves due to changes in insured helicopter values.
Administrative and general expenses were $5.1 million higher in the current year primarily due to severance-related expenses resulting from changes in senior management positions and annual salary adjustments and stock compensation grants.
During the current year, the Company sold or otherwise disposed of helicopters and other equipment for proceeds of $7.1 million, resulting in gains of $6.1 million, compared to proceeds from helicopter and equipment sales of $65.2 million and gains of $18.3 million in the prior year.
Interest expense was $3.3 million lower in the current year primarily due to increased capitalized interest related to deposits on helicopter orders and a base expansion project.
Note receivable impairments were $2.5 million in the current year related to a probable loss of a note receivable.
Foreign currency losses of $2.4 million in the current year were primarily due to the strengthening of the U.S. dollar resulting in losses on the translation of euro-denominated cash balances and realized losses on forward currency contracts.
Income tax expense was $3.4 million lower in the current year due to lower pre-tax income and a lower effective tax rate.
Equity earnings were $1.8 million higher in the current year primarily due to a gain recognized on the sale of our 51% interest in our Lake Palma S.L. joint venture.
Fleet Update
During the current quarter, the Company’s capital expenditures were $42.8 million, which consisted primarily of deposits on future helicopter deliveries and a base expansion project. The Company made a $22.7 million progress payment on a S92 heavy helicopter during the fourth quarter of 2014 and accelerated the delivery date to August 2015. The Company records helicopter acquisitions in property and equipment and places helicopters in service once all completion work has been finalized and the helicopters are ready for use.
The current excess capacity of our medium helicopters is higher than in recent periods.  Excess helicopters include our helicopters other than those under customer contracts, undergoing maintenance or dedicated for charter activity.  A decline in the near-term utilization of our medium helicopters may adversely impact our near-term financial results. We have recently been awarded a number of new contracts in the U.S. Gulf of Mexico and Brazil. Some of those contracts have already begun, but most of them are not scheduled to begin until the second half of 2015 or early 2016. In addition, we may sell certain helicopters on an opportunistic basis consistent with our stated strategy.
Capital Commitments
The Company’s unfunded capital commitments as of December 31, 2014 consisted primarily of orders for helicopters and totaled $232.3 million, of which $114.9 million is payable during 2015 with the balance payable through 2017. The Company also had $1.9 million of deposits paid on options not yet exercised. The Company may terminate $131.3 million of its total commitments (inclusive of deposits paid on options not yet exercised) without further liability other than liquidated damages of $8.7 million in the aggregate.

Included in these capital commitments are agreements to purchase ten AW189 heavy helicopters, four S92 heavy helicopters and five AW169 light twin helicopters. The AW189 helicopters are scheduled to be delivered in 2015 through 2017. The S92 helicopters are scheduled to be delivered in 2015 through 2016. Delivery dates for the AW169 helicopters have yet to be determined. In addition, the Company had outstanding options to purchase up to an additional ten AW189 helicopters, five S92 helicopters and one AW139 medium helicopter. If these options are exercised, the helicopters would be scheduled for delivery in 2015 through 2018.
Liquidity
As of December 31, 2014, the Company had $40.9 million in cash balances and remaining availability under its senior secured revolving credit facility of $214.3 million.
Conference Call
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Wednesday, March 11, 2015 to review the results for the fourth quarter ended December 31, 2014. The conference call can be accessed as follows:
All callers will need to reference the access code 85831106
Within the U.S.: Operator Assisted Toll-Free Dial-In Number: (866) 607-0535
Outside the U.S.: Operator Assisted International Dial-In Number: (832) 445-1827
Replay
A telephone replay will be available through March 25, 2015 and may be accessed by calling (855) 859-2056 for domestic callers or (404) 537-3406 for international callers. An audio replay will also be available on the Company’s website at www.eragroupinc.com shortly after the call and will be accessible for approximately 90 days.

About Era Group
Era Group is one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the U.S. In addition to servicing its U.S. customers, Era Group also provides helicopters and related services to customers and third-party helicopter operators in other countries, including Brazil, India, Norway, Spain, and the United Kingdom. Era Group’s helicopters are primarily used to transport personnel to, from and between offshore installations, drilling rigs and platforms.
Forward-Looking Statements Disclosure
Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements concerning management's expectations, strategic objectives, business prospects, anticipated performance and financial condition and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others, the Company’s dependence on, and the cyclical nature of, offshore oil and gas exploration, development and production activity; fluctuations in worldwide prices of and demand for oil and natural gas; the Company’s reliance on a small number of customers and reduction of the Company’s customer base resulting from consolidation; inherent risks in operating helicopters; the failure to maintain an acceptable safety record; the ability to successfully expand into other geographic and helicopter service markets; the impact of increased United States (“U.S.”) and foreign government regulation and legislation, including potential government implemented moratoriums on drilling activities; the requirement to engage in competitive processes or expend significant resources with no guaranty of recoupment; the grounding of all or a portion of our fleet for extended periods of time or indefinitely; reduction or cancellation of services for government agencies; reliance on a small number of helicopter manufacturers and suppliers; political instability, governmental action, war, acts of terrorism and changes in the economic condition in any foreign country where the Company does business, which may result in expropriation, nationalization, confiscation or deprivation of our assets or result in claims of a force majeure situation; declines in the global economy and financial markets; foreign currency exposure and exchange controls; credit risk exposure; the ongoing need to replace aging helicopters; the Company’s reliance on the secondary used helicopter market to dispose of older helicopters; the Company’s reliance on information technology; allocation of risk between the Company and its customers; liability, legal fees and costs in connection with providing emergency response services; risks associated with the Company’s debt structure; operational and financial difficulties of the Company’s joint ventures and partners; conflict with the other owners of the Company’s non-wholly owned subsidiaries and other equity investees; adverse results of legal proceedings; adverse weather conditions and seasonality; adequacy of insurance coverage; the attraction and retention of qualified personnel; restrictions on the amount of foreign ownership of the Company’s common stock; the effect of the Spin-off, and; and various other matters and factors, many of which are beyond the Company’s control. In addition, these statements constitute Era Group's cautionary statements under the Private Securities Litigation Reform Act of 1995. It is not possible to predict or identify all such factors. Consequently, the foregoing should not be considered a complete discussion of all potential risks or uncertainties. The words "estimate," "project," "intend," "believe," "plan" and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. Era Group disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in Era Group's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. The forward-looking statements in this release should be evaluated together with the many uncertainties that affect the Company's businesses, particularly those mentioned under "Risk Factors" in Era Group's Annual Report on Form 10-K for the year ended December 31, 2014, in Era Group's subsequent Quarterly Reports on Form 10-Q and in Era Group's current reporting on Form 8-K (if any), which are incorporated by reference.
For additional information concerning Era Group, contact Benjamin Slusarchuk at (281) 606-4782 or visit EraGroup’s website at www.eragroupinc.com.

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(unaudited)
Operating revenues	$74,689	$75,998	$331,222	$298,959
Costs and expenses:
Operating	45,772	45,213	204,373	186,612
Administrative and general	9,647	10,562	43,987	38,924
Depreciation	11,854	11,129	46,312	45,561
Total costs and expenses	67,273	66,904	294,672	271,097
Gains on asset dispositions, net	29	464	6,101	18,301
Operating income	7,445	9,558	42,651	46,163
Other income (expense):
Interest income	122	139	540	591
Interest expense	(3,556)	(4,311)	(14,778)	(18,050)
SEACOR management fees	—	—	—	(168)
Derivative gains (losses), net	800	(26)	(944)	(104)
Note receivable impairment	—	—	(2,457)	—
Foreign currency gains (losses), net	(1,856)	233	(2,377)	698
Other, net	(14)	—	(4)	19
Total other income (expense)	(4,504)	(3,965)	(20,020)	(17,014)
Income before income tax expense and equity earnings (losses)	2,941	5,593	22,631	29,149
Income tax expense	155	3,036	8,285	11,727
Income before equity earnings (losses)	2,786	2,557	14,346	17,422
Equity earnings (losses), net of tax	354	(880)	2,675	882
Net income	3,140	1,677	17,021	18,304
Net loss attributable to non-controlling interest in subsidiary	45	75	96	401
Net income attributable to Era Group Inc.	3,185	1,752	17,117	18,705
Accretion of redemption value on Series A preferred stock	—	—	—	721
Net income attributable to common shares	$3,185	$1,752	$17,117	$17,984

Basic earnings per common share	$0.16	$0.09	$0.84	$0.88
Diluted earnings per common share	$0.16	$0.09	$0.84	$0.88

Weighted average common shares outstanding, basic	20,173,583	19,924,708	20,073,378	20,299,854
Weighted average common shares outstanding, diluted	20,232,025	19,991,868	20,139,581	20,344,782

EBITDA	$18,583	$20,014	$85,856	$93,051
Adjusted EBITDA	$18,583	$20,014	$90,775	$95,264
Adjusted EBITDA excluding Gains	$18,554	$19,550	$84,674	$76,963

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts)

	Three Months Ended
	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013
Operating revenues	$74,689	$90,510	$86,580	$79,443	$75,998
Costs and expenses:
Operating	45,772	54,282	54,679	49,640	45,213
Administrative and general	9,647	12,941	10,065	11,334	10,562
Depreciation	11,854	11,746	11,425	11,287	11,129
Total costs and expenses	67,273	78,969	76,169	72,261	66,904
Gains on asset dispositions, net	29	42	3,139	2,891	464
Operating income	7,445	11,583	13,550	10,073	9,558
Other income (expense):
Interest income	122	130	143	145	139
Interest expense	(3,556)	(3,629)	(3,840)	(3,753)	(4,311)
SEACOR management fees	—	—	—	—	—
Derivative gains (losses), net	800	(1,703)	(11)	(30)	(26)
Note receivable impairment	—	—	(2,457)	—	—
Foreign currency gains (losses), net	(1,856)	(485)	21	(57)	233
Other, net	(14)	(3)	13	—	—
Total other income (expense)	(4,504)	(5,690)	(6,131)	(3,695)	(3,965)
Income before income tax expense and equity earnings (losses)	2,941	5,893	7,419	6,378	5,593
Income tax expense	155	2,868	2,759	2,503	3,036
Income before equity earnings (losses)	2,786	3,025	4,660	3,875	2,557
Equity earnings (losses), net of tax	354	1,286	536	499	(880)
Net income	3,140	4,311	5,196	4,374	1,677
Net loss attributable to non-controlling interest in subsidiary	45	(45)	25	71	75
Net income attributable to Era Group Inc.	$3,185	$4,266	$5,221	$4,445	$1,752

Basic earnings per common share	$0.16	$0.21	$0.26	$0.22	$0.09
Diluted earnings per common share	$0.16	$0.21	$0.26	$0.22	$0.09

Weighted average common shares outstanding, basic	20,173,583	20,098,239	20,066,060	19,952,930	19,924,708
Weighted average common shares outstanding, diluted	20,232,025	20,163,990	20,134,474	20,025,135	19,991,868

EBITDA	$18,583	$22,424	$23,077	$21,772	$20,014
Adjusted EBITDA	$18,583	$24,886	$25,534	$21,772	$20,014
Adjusted EBITDA excluding Gains	$18,554	$24,844	$22,395	$18,881	$19,550

ERA GROUP INC. OPERATING REVENUES BY LINE OF SERVICE (unaudited, in thousands)

	Three Months Ended
	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013
Oil and gas:(1)
U.S. Gulf of Mexico	$45,837	$52,870	$51,715	$49,141	$45,435
Alaska	6,496	7,984	9,305	6,197	6,885
International	183	1,514	173	1,245	1,228
Total oil and gas	52,516	62,368	61,193	56,583	53,548
Dry-leasing	11,911	12,392	11,466	10,876	11,566
Search and rescue	5,650	5,666	5,095	6,152	5,417
Air medical services	2,301	2,569	3,137	3,091	3,135
Flightseeing	—	4,043	2,946	—	—
Fixed Base Operations	2,403	3,562	2,858	2,842	2,434
Eliminations	(92)	(90)	(115)	(101)	(102)
	$74,689	$90,510	$86,580	$79,443	$75,998

FLIGHT HOURS BY LINE OF SERVICE(2) (unaudited)

	Three Months Ended
	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013
Oil and gas:(1)
U.S. Gulf of Mexico	8,514	10,594	11,065	9,447	10,304
Alaska	560	939	1,122	682	895
International	—	—	—	57	62
Total oil and gas	9,074	11,533	12,187	10,186	11,261
Search and rescue	355	348	258	382	305
Air medical services	831	1,239	1,100	951	1,059
Flightseeing	—	1,505	1,080	—	—
	10,260	14,625	14,625	11,519	12,625
____________________

(1)	Primarily oil and gas services, but also includes revenues from activities such as firefighting and utility support.

(2)	Does not include hours flown by helicopters in our dry-leasing line of service.

ERA GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013
ASSETS		(unaudited)	(unaudited)	(unaudited)
Current assets:
Cash and cash equivalents	$40,867	$40,357	$14,940	$22,290	$31,335
Receivables:
Trade, net of allowance for doubtful accounts	33,390	48,307	52,582	47,780	38,137
Other	2,062	1,679	2,078	4,824	4,374
Inventories, net	26,869	27,039	26,863	26,780	26,853
Prepaid expenses and other	2,661	1,712	2,991	3,292	2,167
Deferred income taxes	1,996	2,065	1,991	2,138	2,347
Escrow deposits	—	—	—	3,048	—
Total current assets	107,845	121,159	101,445	110,152	105,213
Property and equipment	1,171,267	1,128,510	1,116,678	1,084,199	1,066,958
Accumulated depreciation	(308,141)	(296,294)	(284,547)	(273,754)	(263,306)
Net property and equipment	863,126	832,216	832,131	810,445	803,652
Equity investments and advances	31,753	31,641	36,053	35,433	34,986
Goodwill	352	352	352	352	352
Other assets	14,098	14,794	15,868	16,074	14,380
Total assets	$1,017,174	$1,000,162	$985,849	$972,456	$958,583

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$15,120	$21,819	$23,129	$13,639	$13,293
Accrued wages and benefits	7,521	9,651	9,791	9,583	8,792
Accrued interest	949	4,805	950	4,624	772
Accrued income taxes	267	1,029	236	781	613
Derivative instruments	1,109	1,991	569	529	621
Current portion of long-term debt	27,426	2,787	2,787	2,787	2,787
Other current liabilities	3,162	4,154	4,258	4,171	3,267
Total current liabilities	55,554	46,236	41,720	36,114	30,145
Long-term debt	282,118	277,390	278,023	278,755	279,391
Deferred income taxes	217,027	216,985	214,117	211,479	209,574
Deferred gains and other liabilities	2,111	2,898	3,120	3,476	3,412
Total liabilities	556,810	543,509	536,980	529,824	522,522
Equity:
Era Group Inc. stockholders’ equity:
Common stock	204	204	204	203	202
Additional paid-in capital	429,109	428,530	425,010	423,728	421,310
Retained earnings	31,797	28,612	24,346	19,125	14,680
Treasury shares, at cost	(551)	(547)	(547)	(334)	(113)
Accumulated other comprehensive income (loss), net of tax	95	99	146	175	176
Total Era Group Inc. stockholders’ equity	460,654	456,898	449,159	442,897	436,255
Non-controlling interest in subsidiary	(290)	(245)	(290)	(265)	(194)
Total equity	460,364	456,653	448,869	442,632	436,061
Total liabilities and stockholders’ equity	$1,017,174	$1,000,162	$985,849	$972,456	$958,583

The Company’s management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of our business. EBITDA is defined as Earnings before Interest (includes interest income and interest expense), Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain non-recurring items that occur during the reported period, as noted below. We include EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of our operating performance. Neither EBITDA nor Adjusted EBITDA is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
The following table provides a reconciliation of Net Income, the most directly comparable GAAP measure, to EBITDA, Adjusted EBITDA and Adjusted EBITDA further adjusted to exclude gains on dispositions (in thousands).

	Three Months Ended					Year Ended
	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Dec 31, 2014	Dec 31, 2013
Net Income	$3,140	$4,311	$5,196	$4,374	$1,677	$17,021	$18,304
Depreciation	11,854	11,746	11,425	11,287	11,129	46,312	45,561
Interest income	(122)	(130)	(143)	(145)	(139)	(540)	(591)
Interest expense	3,556	3,629	3,840	3,753	4,311	14,778	18,050
Income tax expense	155	2,868	2,759	2,503	3,036	8,285	11,727
EBITDA	$18,583	$22,424	$23,077	$21,772	$20,014	$85,856	$93,051
Special items (1)	—	2,462	2,457	—	—	4,919	2,213
Adjusted EBITDA	$18,583	$24,886	$25,534	$21,772	$20,014	$90,775	$95,264
Gains on asset dispositions, net (“Gains”)	(29)	(42)	(3,139)	(2,891)	(464)	(6,101)	(18,301)
Adjusted EBITDA excluding Gains	$18,554	$24,844	$22,395	$18,881	$19,550	$84,674	$76,963
____________________

(1)	Special items include the following:

•
In the three months ended September 30, 2014, a pre-tax charge of $2.5 million related to the accelerated recognition of previously awarded but deferred compensation awards following the resignation of our former CEO;

•	In the three months ended June 30, 2014, a pre-tax impairment charge of $2.5 million on a note receivable from a foreign company with whom we participated in bids for contracts; and

•
In the year ended December 31, 2013, a one-time charge of $2.0 million related to the early termination of operating leases on certain helicopters configured for air medical services and SEACOR management fees of $0.2 million incurred prior to the Spin-off on January 31, 2013.

ERA GROUP INC. FLEET COUNTS (1) (unaudited)

	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013
Heavy:
EC225	9	9	9	9	9

Medium:
AW139	39	39	38	37	35
B212	9	9	9	10	11
B412	6	6	6	6	6
S76 A/A++	2	2	2	2	3
S76 C+/C++	6	6	6	6	6
	62	62	61	61	61

Light—twin engine:
A109	9	9	9	9	9
BK-117	3	3	3	3	3
EC135	20	20	20	20	20
EC145	5	5	5	4	4
	37	37	37	36	36

Light—single engine:
A119	17	17	24	24	24
AS350	35	35	35	35	35
	52	52	59	59	59
Total Helicopters	160	160	166	165	165
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(1)	Includes all owned, joint ventured, leased-in and managed helicopters and excludes helicopters fully paid for and delivered but not yet placed in service as of the applicable dates.